Diane J. Ryan
Vice President Finance and Chief Financial Officer
Implant Sciences Corporation
107 Audubon Road, #5
Wakefield, MA 01880

								June 30, 2005

Re:	Implant Sciences Corporation
	Form 10-KSB for the year ended June 30, 2004
	Filed November 10, 2004
	Form 10-QSB for Fiscal Quarters Ended
	September 30, 2004, December 31, 2004 and March 31, 2005File
No.
001-14949




Dear Ms. Ryan:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant